Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10409, 333-66422, 333-82302, 333-112521, 333-133640, 333-179248 and 333- 217435 on Form S-8 of our reports dated November 10, 2017, relating to the consolidated financial statements and financial statement schedule of Woodward, Inc., and the effectiveness of Woodward, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Woodward, Inc. for the year ended September 30, 2017.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 10, 2017